Exhibit 99.1

PRESS RELEASE

Tasker Products Responds to Press Release Issued by

Micro Laboratories, Inc. (OTC Bulletin Board: MLAR)

DANBURY, CT –November 1, 2005 – Earlier today Micro Laboratories, Inc. issued a press release describing a letter sent to Tasker Capital Corp. (OTC BB: TKER) that alleges certain violations of a patent held by Micro Laboratories. Tasker acknowledges that it is in receipt of the letter. To date, no formal proceedings have been brought against Tasker. Tasker believes that the allegations made by Micro Laboratories are completely without merit and Tasker plans to vigorously defend any action pursued by Micro Laboratories, and in addition, plans to pursue any and all available legal remedies that Tasker may have against Micro Laboratories in connection with this matter.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space, the risk of unfavorable federal regulation, and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. The proposed transaction may or may not close as expected. If the transaction does not close, the Company’s ability to capitalize on potential opportunities for the sale of its products may be significantly negatively impacted. We discuss many of these and other risks and uncertainties in greater detail in our filings with the SEC, including the section entitled, “Risk Factors” in the Company’s most recent Annual Report on Form 10-KSB as filed with SEC.